CPG CARLYLE COMMITMENTS FUND, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of March 16, 2017

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ARTICLE VIII MISCELLANEOUS PROVISIONS		A-27
8.1	Amendment of Limited Liability Company Agreement.	A-27
8.2	Special Power of Attorney.	A-28
8.3	Notices.	A-29
8.4	Agreement Binding Upon Successors and Assigns.	A-29
8.5	Applicability of 1940 Act and Form N-2.	A-29
8.6	Choice of Law; Arbitration.	A-29
8.7	Not for Benefit of Creditors.	A-30
8.8	Consents.	A-31
8.9	Merger and Consolidation.	A-31
8.10	Pronouns.	A-31
8.11	Confidentiality.	A-31
8.12	Certification of Non-Foreign Status.	A-32
8.13	Severability.	A-32
8.14	Filing of Returns.	A-32
8.15	Tax Election.	A-32
8.16	Entire Agreement.	A-33
8.17	Discretion.	A-33
8.18	Counterparts.	A-33

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CPG CARLYLE COMMITMENTS FUND, LLC

SECOND amended and restated

LIMITED LIABILITY COMPANY AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CPG CARLYLE COMMITMENTS FUND, LLC (the “Fund”) is effective as of March 16, 2017, by and among Central Park Advisers, LLC, as Adviser (“Central Park Advisers”), and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of October 23, 2012 and filed with the Secretary of State of the State of Delaware on October 23, 2012; and

WHEREAS, the Fund has heretofore been governed by a Limited Liability Company Agreement dated as of December 14, 2012, as amended May 29, 2013; and

WHEREAS, the Fund has heretofore been governed by a First Amended and Restated Limited Liability Company Agreement dated as of November 5, 2015 (the “First Amended and Restated Agreement”); and

WHEREAS, Central Park Advisers wishes to amend and restate the First Amended and Restated Agreement in its entirety pursuant to the authority granted it under Section 8.1 hereof.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

1934 Act means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

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Adviser means Central Park Advisers, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate means affiliated person as such term is defined in the 1940 Act.

Agreement means this Second Amended and Restated Limited Liability Company Agreement, as amended and/or restated from time to time.

Board means the Board of Directors established pursuant to Section 2.6 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Class means any division of Units, which is or has been established in accordance with the provisions of Section 5.1 hereof.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Determination Date means the close of business on the last business day of each calendar month, each date that a Unit is offered or repurchased, as of the date of any distribution and at such other times as the Board shall determine.

Fiscal Period means each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the last day of a taxable year (if that day is not the last day of a Fiscal Year);

(3)	the day preceding any day as of which the Fund issues Units;

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(4)	the day as of which the Fund admits a substituted Member to whom a Unit of a Member has been Transferred (unless there is no change of beneficial ownership); or

(5)	any day on which the Fund makes any distribution to, or repurchases any Units of, any Member.

Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund’s Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Insurance means one or more “key man” insurance policies on the life of any principal of the Adviser or any other insurance policy, the benefits of which are payable to the Fund.

Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

Investment Funds means unregistered pooled investment vehicles and registered investment companies that are advised by an Investment Fund Manager.

Investment Fund Managers means portfolio managers among which the Fund deploys some or all of its assets.

Master Fund means CPG Carlyle Commitments Master Fund, LLC, or any other investment fund in which, upon approval by the Board and any necessary approval of the Members pursuant to the 1940 Act, the Fund invests all or substantially all of its assets.

Member means any person who is admitted to the Fund in accordance with this Agreement as a member until the Fund repurchases the Units of such person pursuant to Section 4.5 hereof or such person otherwise ceases to be a member of the Fund, or a substitute Member who is admitted to the Fund pursuant to Section 4.4 hereof, in such person’s capacity as a member of the Fund. For purposes of the Delaware Act, the Members shall constitute a single class or group of members.

Net Assets means the total value of all assets of each Class of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, including accrued fees and expenses, calculated before giving effect to any repurchases of Units. The Fund will

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calculate its net asset value as of each Determination Date. In determining its net asset value, the Fund will value its investments as of the relevant Determination Date. The net asset values of each Class of Units will be calculated separately based on the fees and expenses applicable to each Class of Units.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Taxable Year means each period commencing on October 1 of each year and ending on September 30 of the succeeding year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

Transfer means the assignment, transfer, sale or other disposition of all or any portion of a Unit, including any right to receive any distributions attributable to a Unit.

Units means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time or, if more than one Class is authorized by the Directors, the equal proportionate shares into which each Class of Units shall be divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Units of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Units as well as whole Units.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1           Formation of Limited Liability Company.

The Fund was organized as a limited liability company by filing the Certificate in the Office of the Secretary of State of the State of Delaware pursuant to the Delaware Act. The Certificate may be restated by the Adviser as provided in the Delaware Act or amended by the Adviser to change the address of the Company’s office in Delaware or the name and address of its resident agent in Delaware or to make corrections required by the Delaware Act. Any person or persons designated by the Board hereby are designated as authorized persons, within the

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meaning of the Delaware Act, to execute, deliver and file all additional certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2           Name.

The name of the Fund shall be “CPG Carlyle Commitments Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3           Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, DE 19808 and shall have Corporation Service Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.4           Duration.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

2.5           Business of the Fund.

(a)           The business of the Fund is to invest substantially all of its assets in the Master Fund. The Fund also may purchase, sell (including short sales), invest and trade in Securities, invest its assets in Investment Funds and engage in any financial or derivative transactions relating thereto or otherwise engage in such other activities and exercise such rights and powers as permitted under the Delaware Act. The Adviser may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund’s business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other person, notwithstanding any other provision of this Agreement.

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(b)          The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

2.6          The Board.

(a)          The persons listed on Schedule I have agreed to be bound by the terms of this Agreement pertaining to the obligations of Directors, and shall serve as Directors on the Board. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any person who shall agree to be bound by all of the terms of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)          Each Director shall serve as a Director for the duration of the term of the Fund, unless his or her status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c)          If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

2.7          Members.

The Board may admit one or more Members as of the beginning of each calendar month or at such other times as the Board may determine. Members may be admitted to the Fund subject to the condition that each such Member shall execute an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof. The Board, in its absolute discretion, may reject applications for the purchase of Units in the Fund. The admission of any person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Units of such additional Member.

2.8          Both Directors and Members.

A person may at the same time be a Director and a Member, or the Adviser and a Member, in which event such person’s rights and obligations in each capacity shall be

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determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.9          Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor, except to the extent provided in Section 3.7 hereof and in the Investment Advisory Agreement, the Adviser shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the Units of such Member, plus such Member’s share of undistributed profits and assets, except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

ARTICLE III

MANAGEMENT

3.1          Management.

(a)          Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to do all things necessary and proper to carry out its duties hereunder. Except to the extent otherwise expressly provided in this Agreement, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation, and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. The Board may delegate the management of the Fund’s day-to-day operations to one or more officers or other persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Members or the Fund is dissolved in accordance with Section 6.1 hereof.

(b)          The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c)          Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in

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this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.

(d)          The Board may delegate to any person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2          Actions by the Board.

(a)          Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone) or (ii) by written consent of a majority of the Directors without a meeting, if permissible under the 1940 Act.

(b)          The Board may designate from time to time a Chairman who shall preside at all meetings. Meetings of the Board may be called by the Chairman or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)          The Board may designate from time to time agents and employees of the Fund who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund.

3.3          Meetings of Members.

(a)          Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this

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Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)          On each matter submitted to a vote of Members, unless the Directors determine otherwise, all Units of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Directors determine that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Units of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Units of the one or more affected Classes shall be entitled to vote.

(c)          Each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote for each dollar of net asset value of the Units held by the Member, as of the record date (and each fractional dollar amount shall be entitled to a proportionate fractional vote). The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 60 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d)          A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4          Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.5          Other Activities of Members, Directors and the Adviser.

(a)          None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may

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reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)          The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and Investment Funds, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. No such person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such person pursues or acquires for, or directs an opportunity to another person or does not communicate such opportunity to the Fund.

3.6          Duty of Care.

(a)          The Directors, officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser and each of their respective affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s duties hereunder.

(b)          A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Unit shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

3.7          Indemnification.

(a)          To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives), each officer of the Fund and the Adviser or agent of the Adviser, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened,

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while in office or thereafter, by reason of being or having been a Director or an officer of the Fund or the Adviser or an agent of the Adviser, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)          Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)          As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

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(d)          Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)          An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.9 hereof.

(f)          The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other person.

3.8          Fees, Expenses and Reimbursement.

(a)          The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)          The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	all expenses related to its investment program, including, but not limited to: (i) the Fund’s proportional share of (a) the management fee paid by the Master Fund to the Adviser, (b) expenses borne indirectly through the Master Fund’s investments in the Investment Funds, including, without limitation, any fees and expenses charged by the Investment Fund Managers (such as management fees, performance, carried interests or incentive fees or allocations, monitoring fees, property management fees, and redemption or withdrawal fees), (c) all costs and expenses directly

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related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Master Fund’s investments in Investment Funds (whether or not consummated), and enforcing the Fund’s rights in respect of such investments, and (d) all other expenses of the Master Fund; (ii) transfer taxes and premiums; (iii) taxes withheld on non-U.S. dividends or other non-U.S. source income; (iv) fees for data, software and technology providers; (v) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vi) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(2)	all costs and expenses associated with the operation and registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

(3)	fees of the Independent Directors and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board or Investors that are regularly scheduled, permitted or required to be held under the terms of this Agreement, the 1940 Act or other applicable law;

(4)	a portion, as determined by the Board, of the compensation payable to the Fund’s chief compliance officer, and expenses attributable to implementing the Fund’s compliance program;

(5)	fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

(6)	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund and the Independent Directors;

(7)	a portion of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser or the Directors or the officers of the Fund;

(8)	recordkeeping, custody and transfer agency fees and expenses;

(9)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members;

(10)	all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

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(11)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(12)	fees of custodians, other service providers to the Fund including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other persons providing administrative services to the Fund;

(13)	any extraordinary expenses, including, without limitation, litigation or indemnification expenses, excise taxes and costs incurred in connection with holding and/or soliciting proxies for a meeting of Members;

(14)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the United States, any state thereof or any other U.S. or non-U.S. jurisdictions; and

(15)	such other types of expenses as may be approved from time to time by the Board.

The Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(c)          The Fund from time to time, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.9          Liabilities and Duties.

The Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other person.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER AND DIRECTORS;

TRANSFERS AND REPURCHASES

4.1          Termination of Status of the Adviser.

The status of the Adviser as a Member shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Fund does not enter into a new Investment Advisory Agreement with such person, effective as of the date of such termination.

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4.2          Termination of Status of a Director.

The status of a Director shall terminate if the Director (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Director (upon not less than 90 days’ prior written notice to the other Directors, unless the other Directors waive such notice); (iv) shall be removed under Section 4.3; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; or (vi) shall have a receiver appointed to administer the property or affairs of such Director.

4.3          Removal of the Directors.

Any Director may be removed either by (a) the vote or written consent of at least two-thirds of the Directors not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds of the total number of votes eligible to be cast by all Members.

4.4          Transfer of Units.

(a)          Units may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion).

(b)          If any transferee does not meet any investor eligibility requirements established by the Fund from time to time, or if the Board does not consent to a Transfer, the Fund reserves the right to repurchase the transferred Units from the Member’s successor pursuant to Section 4.5.

(c)          Any transferee that acquires Units by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the right to tender such Units for repurchase by the Fund in connection with an offer to purchase Units made by the Fund and shall be entitled to receive any dividend and other distributions paid by the Fund with respect to Units, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board (or its delegate), which may be withheld in its (or its delegate’s) sole discretion. The admission of any transferee or successor as a substituted Member shall be effective upon the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement.

(d)          Any pledge, transfer, or assignment not made in accordance with this Section 4.4 shall be void.

(e)          Each transferring Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with such Transfer. Upon the Transfer to another person or persons of a Member’s Units, such transferring Member shall cease to be a member of the Fund. Each transferring Member shall indemnify and hold harmless the Fund, the Directors, the officers of the Fund, each other Member and any

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Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.4 and (ii) any misrepresentation by such Member (or such Member’s transferee) in connection with any such Transfer.

4.5          Repurchase of Units.

(a)          Except as otherwise provided in this Agreement, no Member or other person holding any Units shall have the right to withdraw or tender to the Fund for repurchase of any such Units. The Board may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Units from Members, including the Adviser or any of its affiliates, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Units from Members pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether the Master Fund is making a contemporaneous repurchase offer for interests therein, and the aggregate value of interests the Master Fund is offering to repurchase;

(2)	whether any Members have requested to tender Units to the Fund;

(3)	the liquidity of the Fund’s assets (including fees and costs associated with withdrawing from Investment Funds);

(4)	the investment plans and working capital requirements of the Fund;

(5)	the relative economies of scale of the tenders with respect to the size of the Fund;

(6)	the history of the Fund in repurchasing Units;

(7)	the availability of information as to the value of the Fund’s investments in underlying Investment Funds;

(8)	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(9)	the anticipated tax consequences of any proposed repurchases of Units; and

(10)	the recommendations of the Adviser.

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The Board shall cause the Fund to repurchase Units pursuant to written tenders only on terms fair to the Fund and to all Members (including persons holding Units acquired from Members), as applicable.

(b)          Subject to applicable law, the Board may cause the Fund to repurchase any Units of a Member or any person acquiring any Units from or through a Member if the Board determines or has reason to believe that:

(1)	such Units have been transferred in violation of Section 4.4 hereof, or such Units have vested in any person by operation of law as the result of the death, dissolution, bankruptcy or incompetency of a Member;

(2)	if any transferee does not meet any investor eligibility requirements established by the Fund from time to time;

(3)	ownership of such Units by a Member or other person will cause the Fund to be in violation of, or require registration of any Units under, or subject the Fund to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(4)	continued ownership of such Units may be harmful or injurious to the business or reputation of the Fund or may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;

(5)	any of the representations and warranties made by a Member in connection with the acquisition of Units was not true when made or has ceased to be true;

(6)	with respect to a Member subject to special laws or regulations, the Member is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Units;

(7)	the account balance of the Member falls below $25,000; or

(8)	it would be in the interests of the Fund, as determined by the Board, for the Fund to repurchase such Units.

(c)          Repurchases of Units by the Fund shall be payable in non-interest bearing promissory notes, unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Securities (or any combination of Securities and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Units. The amount due to any Member whose Units are repurchased shall be equal to the net asset value of such Member’s Units as applicable as of the effective date of repurchase.

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(d)          If, at any time after the first two full years of the Fund’s operations, a Member submits to the Fund a written request to commence a repurchase offer and the Fund does not, within two years from the date of such written request, commence a repurchase offer for at least 5% of the net assets of the Fund, the Fund promptly will thereafter offer to all then Members the opportunity to contribute their Units to a special purpose vehicle (an “SPV”) to be registered under the 1940 Act or exempt from such registration and having the investment objective to liquidate at least 90% of its assets within three full fiscal years of such contribution. Any such offer to contribute will be made pursuant to an offering registered under the Securities Act of 1933, as amended, or pursuant to offering exempt from such registration. Any SPV organized pursuant to this section will not bear any investment advisory or investment management fees after the three fiscal year period.

ARTICLE V

UNITS

5.1           Units.

(a)          The limited liability company interests in the Fund shall be divided into such transferable Units of one or more separate and distinct Classes of Units as the Directors, in their sole discretion and without Member approval, from time to time create and establish. The Directors shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Members of any Class of the Fund, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Directors may from time to time determine, to divide or combine the Units or any Classes into a greater or lesser number, to classify or reclassify any unissued Units or any Units previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time, and to take such other action with respect to the Units as the Directors may deem desirable. Unless another time is specified by the Directors, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Directors setting forth such establishment and designation and the preferences, powers, rights and privileges of the Units of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

(b)          The number of the Fund’s authorized Units of each Class and the number of Units that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 5.1(l) hereof, the Directors may issue Units of each Class for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a dividend in Units or a split of Units), or may reduce the number of issued Units in proportion to the relative net asset value of the Units then outstanding, all without action or approval of the Members. All Units when so issued on the terms determined by the Directors shall be fully paid and non-assessable.

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(c)          All references to Units in this Agreement shall be deemed to be Units of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires.

(d)          In accordance with Section 2.8 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such person is interested may acquire, own, and dispose of Units of the Fund to the same extent as if such person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Units from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Units generally.

(e)          Units shall not be represented by certificates, but only by notation on the Unit records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Unit records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Units and as to the number of Units of each Class held from time to time by each such person.

(f)          All consideration received by the Fund for the issue or sale of Units, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Units, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.

(g)          The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Units and shall be so recorded upon the books of account of the Fund.

(h)          Dividends and distributions on Units may be paid to the Members or holders of Units, with such frequency as the Directors may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Directors may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund. All dividends and distributions on Units shall be distributed pro rata to the Members or other holders of Units in proportion to the net asset value of the Units held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Directors may determine that no dividend or distribution shall be payable on Units as to which the Member’s purchase order and/or payment have not been received by the time or times established by the Directors under such program or procedure. Dividends and distributions on Units may be made in cash or Units or a combination thereof as determined by the Directors or pursuant to any program that the Directors may have in effect at the time for the election by each Member or other holder of Units of the mode of the making of such dividend or distribution to that person. Any dividend or distribution paid in Units will be paid at the net asset value thereof as determined in accordance

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with Section 7.2 hereof. Notwithstanding anything in this Agreement to the contrary, the Directors may at any time declare and distribute a dividend of Units or other property pro rata among the Members or other holders of Units at the date and time of record established for the payment of such dividends or distributions.

(i)          Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law.

(j)          Units shall be transferable only in accordance with Section 4.4 hereof.

(k)         Except as provided herein, each Unit of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Unit of a particular Class shall be equal with respect to net asset value per Unit of that Class as against each other Unit of that Class. The rights attaching to all Units shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation), and voting rights. The Directors may from time to time divide or combine the Units of a particular Class into a greater or lesser number of Units of that Class provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Units or in any way affect the rights of Units.

(l)          The Directors, subject to Section 2.7 hereof, may accept investments in the Fund by way of Unit purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.2 hereof. The Directors may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Units that conform to such authorized terms and to reject any purchase or sale orders for Units whether or not conforming to such authorized terms.

(m)         Units may be issued as fractions thereof. Any fractional Unit, if outstanding, shall carry proportionately all the rights and obligations of a whole Unit, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Units, and liquidation of the Fund. Fractions of Units shall be calculated to three decimal points.

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ARTICLE VI

DISSOLUTION AND LIQUIDATION

6.1          Dissolution.

(a)          The Fund shall be dissolved at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)	upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	at the election of the Adviser to dissolve the Fund; or

(4)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

6.2           Liquidation of Assets.

(a)          Upon the dissolution of the Fund as provided in Section 6.1 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)	in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

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(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the net asset value of the Units held by such persons.

(b)          Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

ARTICLE VII

ACCOUNTING, VALUATIONS AND WITHHOLDING

7.1           Accounting and Reports.

(a)          The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)          After the end of each taxable year (and/or each calendar year), and as soon as reasonably practicable after receipt of the necessary information from the Master Fund (which is contingent on the Master Fund’s receipt of the necessary information from its investments in Investment Funds or otherwise) and any Investment Funds in which the Fund may invest directly, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Units as is necessary for Members to complete federal and state income tax or information returns and any other tax information required by federal or state law.

(c)          Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish one or more Members such other periodic reports as it deems necessary or appropriate in its sole discretion.

(d)          Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. No act of the Fund, the Adviser or any other person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or

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similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

7.2          Valuation of Assets.

(a)          Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund (other than assets invested in Investment Funds) as of the close of business on the last day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act. Assets of the Fund invested in Investment Funds shall be valued at fair value in accordance with procedures adopted by the Board. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

(b)          The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

7.3          Withholding.

(a)          The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b)          For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(c)          The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

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ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1          Amendment of Limited Liability Company Agreement.

(a)          Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with the approval of (i) the Directors (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)          Any amendment that would:

(1)	increase the obligation of a Member to make any contribution to the Fund;

(2)	reduce the rights attaching to the Units held by any person as against the rights attaching to the Units held by any other person, except to the extent specifically contemplated by Section 5.1(k); or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her Units for repurchase by the Fund (except as otherwise contemplated in Section 8.1(c) hereof).

(c)          By way of example only, the Adviser at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)	amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current federal tax treatment.

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(d)          The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.

8.2           Special Power of Attorney.

(a)          Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3)	all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)          Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)          This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:

(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-

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attorney, regardless of whether the Fund, the Board or any liquidator shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of its Units, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge and file any instrument necessary to effect such substitution.

8.3           Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.4           Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

8.5           Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

8.6           Choice of Law; Arbitration.

(a)          Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

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(b)          Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	pre-arbitration discovery is generally more limited than and different from court proceedings;

(4)	the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)          Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by The New York Stock Exchange, Inc. or the Financial Industry Regulatory Authority, Inc., to the fullest extent permitted by law. The parties may also select any other national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)          No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

8.7           Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the

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Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7).

8.8           Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.9           Merger and Consolidation.

(a)          Notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by a majority of the Directors, without the consent of any other Member or person being required.

(b)          Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

8.10         Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

8.11         Confidentiality.

(a)          Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(b)          Each Member recognizes that in the event that this Section 8.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief,

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to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c)          Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

8.12         Certification of Non-Foreign Status.

Unless such certification is not deemed necessary by the Adviser, each Member or transferee of Units from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.13         Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.14         Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

8.15         Tax Election.

Any officer, Director or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. Federal tax purposes.

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8.16         Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that the Board, without the approval of any Member may enter into written agreements (“Other Agreements”) with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof or of any application in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

8.17         Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard.

8.18         Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

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THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE PRE-DISPUTE ARBITRATION CLAUSE SET FORTH IN SECTION 8.6 AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.11.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

CENTRAL PARK ADVISERS, LLC, as Adviser, pursuant to the Special Power of Attorney under Section 8.2(a)

By:
Name: Mitchell A. Tanzman
Title: Authorized Person

ADDITIONAL MEMBERS:

Each person who has signed, or has had signed on its behalf, an appropriate signature page of an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof, which shall constitute a counterpart hereof.

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SCHEDULE I

Directors

Name and Address

Joan Shapiro Green

c/o Central Park Group, LLC

805 Third Avenue, 18th floor

New York, New York 10022

Kristen M. Leopold

c/o Central Park Group, LLC

805 Third Avenue, 18th floor

New York, New York 10022

Janet L. Schinderman

c/o Central Park Group, LLC

805 Third Avenue, 18th floor

New York, New York 10022

Mitchell A. Tanzman

Central Park Group, LLC

805 Third Avenue, 18th floor

New York, New York 10022

Sharon J. Weinberg

c/o Central Park Group, LLC

805 Third Avenue, 18th floor

New York, New York 10022